Exhibit 99.1

TPI Reports Third Quarter Fiscal Year 2014 Financial Results

Tianyin Pharmaceutical Inc. (NYSE Amex: TPI), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine (mTCM), branded generics and active pharmaceutical ingredients (API) announced financial results for the third quarter fiscal year 2014.

Third Quarter Fiscal 2014 Ended March 31, 2014 Financial Highlights:

•	Revenue was $8.6 million versus $15.5 million in the third quarter FY 2013, a decrease of 45% year over year;
•	Sales for the nine months ended March 31, 2014 was $37.3 million, a decrease of 32% as compared to $49.1 million for the nine months ended March 31, 2013;
•
Gross profit was $3.5 million with gross margin at 41% versus gross profit of $5.9 million with gross margin at 38% in the third quarter FY 2013; Gross profit was $21.6 million for the nine months ended March 31, 2014 at gross margin 42% as compared to $30.2 million for the nine months ended March 31, 2013 at gross margin of 39%;

•
Operating income was $0.4 million, compared with $1.8 million in the third quarter FY 2013; Operating income was $5.0 million for the nine months ended March 31, 2014 as compared with $6.5 million for the nine months ended March 31, 2013;

•
Net Income was $(0.0) million compared with $1.3 million in the third quarter FY 2013; The net income for the nine months ended March 31, 2014 was $3.1 million compared with $4.6 million for the nine months ended March 31, 2013;

•
Earnings per share (“EPS”) of $0.00 per basic and diluted share, compared with $0.04 per basic and diluted share in the third quarter FY 2013; EPS for the nine months ended March 31, 2014 was $0.11 per share compared with $0.16 per share for the nine months ended March 31, 2013; and

•	Cash and cash equivalents totaled $33.1 million on March 31, 2014.

Comparison of results for the three months and nine months ended March 31, 2014 and 2013:

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013
	(In $ millions)		(In $ millions)
Sales	8.6	15.5	37.3	49.1
Cost of sales	5.1	9.7	21.6	30.2
Gross profit	3.5	5.9	15.7	18.9
Income from Operation	0.4	1.8	5.0	6.5
Provision for income taxes	0.4	0.5	1.7	1.7
Net income	0.0	1.3	3.1	4.6

Sales for the quarter ended March 31, 2014 was $8.6 million, a decrease of 45% as compared to $15.5 million for the quarter ended March 31, 2013. The sales for the nine months ended March 31, 2014 was $37.3 million, a decrease of 32% as compared to $49.1 million for the nine months ended March 31, 2013. The decrease was a result of continuous pricing pressure and restrictive sales policies in generic products compared with the same period last year. The early Chinese New Year Holiday compared with other years combined with the temporary interruption of our production also impacted the revenue performance significantly during this quarter.

For the past nine months ended March 31, 2014, our top five core product sales were:

1.	Gingko mihuan oral liquid (GMOL) for stroke and cardiovascular disorders: $16.6 million
2.	Mycophenolate mofetil capsules (MM) for renal transplant: $4.3 million
3.	Azithromycin tablets (AZI) for infection: $1.6 million
4.	Qingre jiedu oral liquid (QR): $1.9 million
5.	Qianlie Shule capsules (QS) for prostate conditions: $0.93 million

These core products totaled $25.3 million in sales, representing 68% of our revenue for the nine months ended March 31, 2014. With the generic pricing and margin pressure, we expect further concentration of sales in the core product segment and erosion of sales and margins in generic segment. The contribution from our distribution business through TMT for the past nine months amounted to $3.0 million at 10% gross margin in the nine months ended March 31, 2014.

Gross Margin for the quarter ended March 31, 2014 was 40.5% as compared to 37.7% for the quarter ended March 31, 2013. Gross margin for the nine months ended March 31, 2014 was 42.1% as compared to 38.5% for the nine months ended March 31, 2013. As discussed above in the segment of costs of sales, our gross margin improved, predominately as a result of a greater mix of higher margin products being sold during the period.

Income from Operations was $0.4 million for the quarter ended March 31, 2014, as compared to $1.8 million for the quarter ended March 31, 2013. The income from operations for the nine months ended March 31, 2014 was $5.0 million as compared to $6.5 million for the nine months ended March 31, 2013. The significant decrease in the income from operations were mainly due to the fixed costs in operation of manufacturing and an increase of operation costs in JCM as the production of Azithromycin (“Azi”) API ramped up during the quarter.

Net Income was $(0.0) million for the quarter ended March 31, 2014, as compared to net income of $1.3 million with net margin of 8.1% for the quarter ended March 31, 2013. The significant decrease of the net margin for the quarter was primarily the result from the impact on overall sales from the Hugan Tablets incident and the loss in JCM operation was unable to offset the profit in other subsidiaries. The net income for the nine months ended March 31, 2014 was $3.1 million as compared to $4.6 million for the nine months ended March 31, 2013.

Balance Sheet and Cash Flow

As of March 31, 2014, we had working capital totaling $40 million, including cash and cash equivalents of $33.1 million. Net cash provided by operating activities was $4.4 million for the nine months ended March 31, 2014 as compared with net cash provided from operating activities as $0.8 million for the nine months ended March 31, 2013. TPI had $(1.4) million and $(13.3) million cash used in investing activities for the nine months ended March 31, 2014 and 2013, respectively. Further increase in the net cash used in investing activities was expected for our QLF relocation project for the remainder of fiscal year 2014. We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2014.

Development and Growth Strategy

R&D for additional indications of flagship product Gingko Mihuan (GMOL)

Our flagship product GMOL (CFDA certification number: H20013079; patent number: 20061007800225) contributes approximately 44% to the revenue for the past nine months. The partnership-based R&D strategy supports TPI to commercialize, produce, and broaden our product pipeline and to market those products through our sales and marketing infrastructure. The partnership research has been recently explored for further development of capsulation and tablets formulations for GMOL. The in-house research group at TPI together with the partnership research institutes will collaborate in developing, testing and filing for the application for the CFDA approval for these additional formulations. Due to the increased stringency and costs for clinical testing, the time span for the R&D of these new GMOL products might be higher than our previously estimated.

Jiangchuan Macrolide Facility (JCM)

In January 2012, the JCM facility for R&D, manufacturing and sales of macrolide APIs received its Good Manufacturing Practice (“GMP”) certification designated as "CHUAN M0799," which is valid until December 31, 2015. JCM started the production of the macrolide API for TPI’s Azi Dispersible Tablets (SFDA No: H20074145) since July 2012. The API produced by JCM is mainly to supply for TPI’s own Azi Tablets.

In April 2014, JCM has developed a new line of Azi API products that support steady monthly export orders to South Asia. Following a series of tests on quality, purity, intermediates contents, stereochemistry, stability in comparison with the international standards of Azi API, JCM has received monthly orders for manufacturing one of the major intermediates of Azi, Azithromycin Amine (AA) at a competitive international price which varies from month to month according to the market demands and the foreign exchange rate. The monthly orders starting April this year for AA were estimated at 5-8 tons per month.

Tianyin Medicine Trading Distribution Business (TMT)

TMT is established to distribute products manufactured by both TPI and other pharmaceutical companies to fuel our expanding sales network as well as to provide synergy to our existing organic product portfolio. TMT has been distributing mainly TPI's own products since its inception in 2009. Since 2010, TPI has signed and later extended distribution contracts with Jiangsu Lianshui Pharmaceutical (“Lianshui”) to distribute Lianshui-branded generic injection products including cough suppressant, antibiotics, anti-inflammatory medicines and other healthcare indications. On average, TMT distribution revenue contributed approximately $1-2 million sales per quarter to our total revenue.

As an effort to expand generic market amid the pricing pressure of its generic division, we have explored the strategic reduction of the tendering price of Hugan Tablets (for liver conditions, approximately $0.6 million sales per year) in order to compete in Zhejiang province of China. The competitive tender price has helped the Company to successfully secure the right of sales for Hugan Tablets in Zhejiang. However, as a part of the government’s regulatory procedure, the China Food and Drug Administration (the “CFDA”) conducts examination on the production process and the cost of sales for competitive (low) tendering price bidders. During the period when the Company was under such examination for quality and pricing tests that were conducted by the CFDA of Sichuan province, the Company’s GMP certificate granted by the CFDA on August 27, 2013 was being administrated by Sichuan provincial CFDA and the sale of the majority of our products were temporarily halted, pending the results of quality and pricing tests. The tests were completed by early May 2014 and the Company has received on May 9, 2014 its renewed GMP certificate for both of its Chengdu Tianyin’s pre-extraction facility at the city of Chengdu and formulation facility at Longquan County of Chengdu, valid until the end of 2015. The production of the majority of products has returned to normal, except the tablets formulation division which is scheduled to be further inspected for its production process by the provincial CFDA on May 24, 2014. Due to the temporary interruption and the sales impact from an early Chinese New Year holiday break compared with other years, the sale of our products were impacted by over 40% for the third quarter 2014. This impact along with the rippling market effect results a revised guidance for our fiscal year 2014.

Pre-extraction and formulation plant development at Qionglai Facility (QLF)

In preparation for the new GMP standards stipulated by the PRC government in early 2011, TPI initiated a process to optimize the manufacturing facilities and production lines of the Company in compliance with the new GMP standards. We received our current GMP certificate for both of our pre-extraction plant and formulate facilities on August 27, 2013, renewed on May 9, 2014, for the next three years until the end of 2015.  In addition, under the guidance by provincial government, our facility is scheduled to be relocated to Qionglai County, south of Chengdu, which is designated for the pharmaceutical industry. The QLF is approximately 18 miles from the TPI’s JCM facility. The relocation project includes our TCM pre-extraction plant which is currently located near the center of the city of Chengdu surrounded by a rapidly expanding residential area. Both the pre-extraction plant and the formulation plant will subsequently be relocated to form a combined QLF, which is estimated to be 80 mu or approximately 13 acres. The combined QLF, designed and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation at the current facilities. The re-location cost for Phase I (which includes relocation of both the pre-extraction and formulation plant) is estimated at $25 million, which, when completed, is expected to expand the current capacity by approximately 30%. The Phase II QLF, an additional $10 million may be invested to double the current capacity. Since the start of the relocation project in February 2012, the QLF construction project has been progressing on schedule. The relocation and equipment purchase and installation process of pre-extraction plant started in February 2014, which will be immediately followed by the initiation of the relocation of formulation plant. TPI will start the preparation for GMP certification process of QLF in the third week of May.

Fiscal 2014 Guidance

TPI continues to experience restrictive pricing pressures in the healthcare market. The prevailing tightened pricing control of generic products in China from the government’s efforts to promote lower margined essential drugs (EDL) compressed our margins as well as our sale volumes of those generics. These factors, together with the negative market environment of Azi API pricing led to an intensified market and pricing competition combined with an excess of capacity that may last for the next few years.

Based on the impact from the suspension of production and sale of Hugan Tablets and the effect from temporary production interruption and the rippling market effect, we revise our previous revenue forecast of 0% to 5% growth year over year to (20-30)% year over year reduction mainly due to the further underperformance of our generic segment and the rippling market impact from the Hugan Tablets incident. We currently keep our 10% net margin forecast unchanged. The forecasted net income guidance excludes any non-cash expenses associated with stock compensation plans or stock option expenses.

We believe the following factors will influence the future growth prospects of our Company:

1)	Revenue growth of TPI’s core product portfolio led by flagship product GMOL;
2)	Steady ramp up of JCM revenue in the fiscal year 2014;
3)	Stabilization of generic sales following the progressive pricing restrictions and the recovery of market share following of the production restart;
4)	Meaningful TMT distribution revenue contribution; and
5)	QLF relocation and smooth transition of production capacity.

Management will continue to evaluate the Company's business outlook and communicate any changes on a quarterly basis or as when appropriate.

Conference Call

Senior management of TPI will host its earnings conference call for the earnings conference call for the third quarter of fiscal year 2014 ended March 31, 2014 to be held at 9:00 a.m. ET on Thursday, May 15, 2014.

Interested parties may access the call by dialing:

TOLL-FREE    1-877-941-4775
TOLL/INTERNATIONAL    1-480-629-9761
Conference ID:  4682932

It is advisable to dial in approximately 5 minutes prior to the start of the call.

Replay Dial-In Numbers:
TOLL-FREE   1-877-870-5176
TOLL/INTERNATIONAL   1-858-384-5517
From:  05/15/14 @ 12:00 pm Eastern Time
To:    05/29/14 @ 11:59 pm Eastern Time
Replay Pin Number:  4682932

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at the following link: http://public.viavid.com/confirmation/confirmwebcast.php?id=o5aroKCc

About TPI

Headquartered at Chengdu, China, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, mTCM, branded generics and API. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 10 are included in the essential drug list (EDL) of China. TPI’s pipeline targets various high incidence healthcare indications. For more information about TPI, please visit:  http://www.tianyinpharma.com

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:
Investors Contact: ir@tpi.asia
Web:   http://www.tianyinpharma.com
Tel: +86-28-8551-6696 (Chengdu, China)
        +86 134-36-550011 (China)

Address:
23rd Floor Unionsun Yangkuo Plaza
No. 2, Block 3, South Renmin Road
Chengdu, 610041
China

Tianyin Pharmaceutical Co., Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	June 30,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$33,081,285	$26,827,008
Restricted cash	-	4,536,000
Accounts receivable, net of allowance for doubtful accounts of $102,338 and $102,149 at March 31, 2014 and June 30, 2013, respectively	8,380,938	10,112,718
Inventory	5,783,932	6,036,014
Other current assets	45,213	313,320
Total current assets	47,291,368	47,825,060
Property and equipment, net	40,763,591	40,603,232
Intangibles, net	20,931,099	21,505,012
Goodwill	210,990	210,600
Total assets	$109,197,048	$110,143,904
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,421,537	$1,352,560
Accounts payable – construction related	-	2,723,290
Short-term bank loans	4,544,400	5,929,200
Income tax and other taxes payable	740,445	1,442,111
Other current liabilities	831,262	449,062
Total current liabilities	7,537,644	11,896,223
Total liabilities	7,537,644	11,896,223
Equity
Stockholders' equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized, no shares issued and outstanding as March 31, 2014 and June 30, 2013, respectively	-	-
Common stock, $0.001 par value, 50,000,000 shares authorized, 29,546,276 shares issued and 29,432,791 shares outstanding as of March 31, 2014, 29,382,791 shares issued and 29,432,791 shares outstanding as of June 30, 2013, respectively	29,546	29,496
Additional paid-in capital	30,189,802	30,134,852
Treasury stock	(135,925)	(135,925)
Statutory reserve	7,292,838	6,847,315
Retained earnings	53,873,028	50,967,308
Accumulated other comprehensive income	10,334,882	10,178,358
Total stockholders' equity - Tianyin Pharmaceutical Co., Inc.	101,584,171	98,021,404
Noncontrolling interest	75,233	226,277
Total equity	101,659,404	98,247,681
Total liabilities and equity	$109,197,048	$110,143,904

Tianyin Pharmaceutical Co., Inc.
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Sales	$8,635,104	$15,525,694	$37,306,818	$49,100,689
Cost of sales	5,137,767	9,669,905	21,598,669	30,197,414
Gross profit	3,497,337	5,855,789	15,708,149	18,903,275
Operating expenses:
Selling expenses	1,529,796	2,776,604	6,497,715	8,423,129
General and administrative expenses	1,322,751	1,063,168	3,433,912	3,282,555
Research and development	238,941	223,216	742,269	661,569
Total operating expenses	3,091,488	4,062,988	10,673,896	12,367,253
Income from operations	405,849	1,792,801	5,034,253	6,536,022
Other income (expenses):
Interest income	27,074	43,938	135,808	143,382
Interest expense	(82,525)	(103,871)	(305,248)	(325,743)
Total other income (expenses)	(55,451)	(59,933)	(169,440)	(182,361)
Income before provision for income tax	350,398	1,732,868	4,864,813	6,353,661
Provision for income tax	358,860	474,381	1,720,724	1,726,191
Net income (loss)	(8,462)	1,258,487	3,144,089	4,627,470
Less: Net loss attributable to noncontrolling interest	(45,974)	(10,222)	(152,153)	(46,806)
Net income attributable to Tianyin	$37,512	$1,268,709	$3,296,242	$4,674,276
Basic and diluted earnings per share	$0.00	$0.04	$0.11	$0.16
Weighted average number of common shares outstanding
Basic and diluted	29,405,013	29,332,791	29,390,090	29,332,791

Tianyin Pharmaceutical Co., Inc.
Consolidated Statements of Comprehensive Income (loss)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Net income (loss)	$(8,462)	$1,258,487	$3,144,089	$4,627,470
Other comprehensive income (loss)
Foreign currency translation adjustment	(891,567)	528,801	156,524	643,100
Total other comprehensive income (loss)	(891,567)	528,801	156,524	643,100
Comprehensive income (loss)	(900,029)	1,787,288	3,300,613	5,270,570
Less: comprehensive income (loss) attributable to noncontrolling interest	105,495	(8,850)	1,109	(45,099)
Comprehensive income (loss) attributable to Tianyin Pharmaceutical Co., Inc.	$(1,005,524)	$1,796,138	$3,299,504	$5,315,669

Tianyin Pharmaceutical Co., Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net Income	$3,144,089	$4,627,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,946,239	1,791,658
Share-based payments	55,000	17,730
Changes in current assets and current liabilities:
Accounts receivable	1,758,488	490,993
Inventory	264,460	(1,123,980)
Other current assets	269,913	658,826
Accounts payable and accrued expenses	66,776	(361,984)
Accounts payable – construction related	(2,740,773)	(330,141)
Trade notes payable	-	(4,686,075)
Income tax and other taxes payable	(740,547)	(243,471)
Other current liabilities	383,106	(29,592)
Net cash provided by operating activities	4,406,751	811,434
Cash flows from investing activities:
Additions to property and equipment	-	(1,697,741)
Proceeds from disposal of fixed assets	-	-
Addition to construction in progress	(1,415,260)	(11,437,200)
Acquisition of subsidiary – Hengshuo	-	(206,505)
Additions to intangible assets – approved drugs	-	-
Additions to intangible assets – land use right	-	-
Net cash used in investing activities	(1,415,260)	(13,341,446)
Cash flows from financing activities:
Restricted cash	4,565,120	3,542,355
Proceeds from short-term bank loans	4,565,120	-
Repayments of short-term bank loans	(5,967,264)	-
Treasury stock	-	-
Net cash provided by financing activities	3,162,976	3,542,355
Effect of foreign currency translation on cash	99,810	201,422
Net decrease in cash and cash equivalents	6,254,277	(8,786,235)
Cash and cash equivalents – beginning of period	26,827,008	35,152,295
Cash and cash equivalents – end of period	$33,081,285	$26,366,060
Supplemental disclosures of cash activities
Cash paid for interest	$82,172	$325,743
Cash paid for income taxes	$726,789	$2,069,644

SOURCE Tianyin Pharmaceutical Co., Inc.